Exhibit 5.1

Jodie M. Bourdet

+1 415 693 2054

jbourdet@cooley.com

March 23, 2018

Adverum Biotechnologies, Inc.

1035 O’Brien Dr.

Menlo Park, CA 94025

Re: Registration on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Adverum Biotechnologies, Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to (i) 1,960,613 shares of the Company’s common stock, $0.0001 par value per share, pursuant to the Company’s 2014 Equity Incentive Award Plan (the “2014 Plan”), (ii) 490,153 shares of Common Stock issuable pursuant to the Company’s 2014 Employee Stock Purchase Plan (the “ESPP”), (iii) 75,000 shares of the Company’s Common Stock issuable pursuant to a restricted stock unit agreement between the Company and Leone Patterson, which was entered into on June 15, 2016 (the “Patterson Inducement Award Agreement”), and (iv) 150,000 shares of the Company’s Common Stock issuable pursuant to a restricted stock unit agreement between the Company and Athena Countouriotis, which was entered into on June 19, 2017 (together with the Patterson Inducement Award Agreement, the “Inducement Award Agreements”). The shares being registered pursuant to the Registration Statement are collectively referred to herein as the “Shares.”

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectuses included therein, the Company’s Amended and Restated Certificate of Incorporation, as amended, and Bylaws, as currently in effect, the 2014 Plan, the ESPP, the Inducement Award Agreements and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters.

Cooley LLP 101 California Street 5th Floor San Francisco, CA 94111-5800

t: (415) 693-2000 f: (415) 693-2222 cooley.com

March 23, 2018

Page Two

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the 2014 Plan, the ESPP or the Inducement Award Agreements, as applicable, the Registration Statement and related Prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Jodie M. Bourdet
Jodie M. Bourdet

Cooley LLP 101 California Street 5th Floor San Francisco, CA 94111-5800

t: (415) 693-2000 f: (415) 693-2222 cooley.com